Exhibit 99.1

IDT Spectrum Inc. Announces Postponement of

Initial Public Offering

Newark, NJ, December 19, 2005 – IDT Spectrum Inc. and IDT Corporation (NYSE:IDT, IDTC) today announced the postponement of the previously announced initial public offering of IDT Spectrum’s Class B common stock. IDT Spectrum had previously filed a registration statement with the Securities and Exchange Commission registering the planned offering and will withdraw the registration statement. IDT Spectrum said that the postponement was due to market conditions and its ability to finance the current stage of its development without recourse to the public equity markets. IDT Spectrum will consider proceeding with its initial public offering at a future date based on the development of its business, its capital needs and market conditions, among other factors.

IDT Spectrum holds a significant number of licenses for commercial fixed wireless spectrum in the United States, providing broad geographic coverage and a large amount of total bandwidth in many areas. IDT Spectrum is developing a fixed wireless network platform that will integrate its wireless spectrum with its operational management capabilities and a flexible architecture to serve the specialized backhaul and telecommunications connectivity needs of a variety of customers, such as cellular phone network providers, commercial enterprises, government agencies and first-responders.

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Entertainment is the IDT subsidiary focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for the IDT’s initiatives in brochure distribution, retail energy and new technologies. Net2Phone, Inc., a subsidiary of IDT, is a provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscribers.

Contact: Gil Nielsen

973-438-4002 or 973-438-3553